Exhibit 99.1
Blueknight Energy Partners, L.P.
Announces Third Quarter 2014 Results

OKLAHOMA CITY - November 5, 2014 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $20.2 million for the third quarter of 2014 as compared to $26.0 million for the same period in 2013. The third quarter of 2013 included $6.9 million of revenue and adjusted EBITDA related to accumulated crude oil pipeline loss allowance sales as compared to $2.3 million for the third quarter of 2014. Adjusted EBITDA was $48.4 million for the nine months ended September 30, 2014 as compared to $58.4 million for the same period in 2013. The nine months ended September 30, 2013 included $6.9 million of revenue and adjusted EBITDA related to accumulated crude oil pipeline loss allowance sales as compared to $4.2 million for the same period in 2014. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

Third quarter 2014 net income from continuing operations totaled $11.3 million as compared to net income of $10.5 million for the third quarter of 2013. Net income from continuing operations for the nine months ended September 30, 2014 totaled $18.8 million as compared to net income of $22.7 million for the nine months ended September 30, 2013.

BKEP’s distributable cash flow for the three months ended September 30, 2014 was $15.9 million as compared to $17.4 million for the same period in 2013. Distributable cash flow for the nine months ended September 30, 2014 was $36.7 million as compared to $37.9 million for the same period in 2013. Distributable cash flow is non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions.

The Partnership previously announced a third quarter 2014 cash distribution of $0.1345 per common unit, a 1.5% increase over the previous quarter’s distribution and a 9.8% increase over the third quarter of 2013’s distribution, and a $0.17875 distribution per preferred unit payable on November 14, 2014 on all outstanding common and preferred units to unitholders of record as of the close of business on November 4, 2014. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months and the nine months ended September 30, 2014, to be filed with the Securities and Exchange Commission on November 6, 2014.

Comments from BKEP’s CEO, Mark Hurley

“Third quarter results were consistent with our expectations. Our asphalt business, which typically peaks in the third quarter, did so again generating significant cash for the partnership and our unitholders. The investments we have made the past two years to expand our pipeline business are also starting to deliver results. As an example, one year into the operation of our southern Oklahoma Arbuckle pipeline, we are near capacity on the mainline system prompting us to begin exploring projects to increase throughput in the growing Woodford and SCOOP plays. We are pleased to report strong volume increases and positive financial results from our West Texas Pecos River Pipeline as phase two commenced operations October 1st. Volumes continue to ramp up and we expect this favorable trend to extend well into 2015. Trucking volumes remained consistent for the three and nine months ended September 30, 2014, as compared to similar periods in 2013. Increases in the number of pipeline-connected barrels, timing of production and average distance barrels are hauled impacted operating margins. Our terminalling business continues to be effected by weak supply/demand fundamentals in the Cushing crude oil market for storage. However, we are seeing increased activity and are encouraged by certain recent changes in the crude market.”

“The ongoing strength of our distributable cash flow enabled us to increase our common unit distribution to $0.1345 for the quarter, which is the ninth consecutive quarterly increase for the partnership. The recent distribution attests to our determination to deliver consistent value to our unitholders.”

“With that said, we are aggressively focusing investment in high-growth projects in our crude pipeline business. This business segment will drive our growth in the coming years as we extend our reach into additional areas. Response has been strong regarding our plan to construct the 160-mile, 16-inch diameter Knight Warrior pipeline to serve the expanding Eaglebine/Woodbine crude oil production area in east Texas. Once complete, the Knight Warrior pipeline will provide customers an efficient direct link to the Houston gulf coast and refinery complex. Multiple long-term shipper commitments, one of which is a transportation agreement with a joint venture between Vitol, a diversified multinational energy company, which also owns 50% of BKEP’s general partner, and SEI Energy, LLC, a natural gas and crude oil marketer/producer services company, are backing this project. This estimated $300 million, transformational project is progressing well and is on track for a March, 2016 startup. In addition to these projects we continue to explore possible additional west Texas and southern Oklahoma projects.”

“On September 22, 2014, we issued and sold 9,775,000 common units for a public offering price of $7.61, resulting in proceeds of approximately $71.2 million, net of underwriters’ discount and offering expenses of $3.2 million. We intend to use the net proceeds from the successful offering for general partnership purposes, including the repayment of a portion of the outstanding borrowings under the Partnership’s credit facility and partially funding the Knight Warrior pipeline project.”

Results of Operations

The following table summarizes the financial results for the three months and nine months ended September 30, 2013 and 2014 (in thousands except per unit data):
BLUEKNIGHT ENERGY PARTNERS, L.P. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2014	2013	2014
	(unaudited)
Service revenue:
Third party revenue	$39,270	$38,501	$105,501	$107,935
Related party revenue	15,399	9,857	39,381	32,663
Total revenue	54,669	48,358	144,882	140,598
Expenses:
Operating	32,132	32,295	95,440	102,272
General and administrative	4,649	4,267	13,806	13,124
Total expenses	36,781	36,562	109,246	115,396
Asset impairment expense	(123)	—	(123)	—
Gain on sale of assets	598	808	722	1,780
Operating income	18,363	12,604	36,235	26,982
Other income (expense):
Equity earnings (loss) in unconsolidated affiliate	(151)	423	(325)	477
Interest expense (net of capitalized interest of $272, $84, $969, and $244, respectively)	(1,897)	(1,640)	(9,188)	(8,325)
Income from continuing operations before income taxes	16,315	11,387	26,722	19,134
Provision for income taxes	285	116	451	351
Income from continuing operations	16,030	11,271	26,271	18,783
Discontinued Operations:
Loss from discontinued operations	(5,489)	—	(3,542)	—
Net income	$10,541	$11,271	$22,729	$18,783

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$220	$247	$537	$437
Preferred interest in net income	$5,391	$5,391	$16,173	$16,173
Income available to limited partners	$4,930	$5,633	$6,019	$2,173

Basic net income from continuing operations per common unit	$0.44	$0.23	$0.41	$0.09
Basic net loss from discontinued operations per common unit	$(0.23)	$—	$(0.15)	$—
Basic net income per common unit	$0.21	$0.23	$0.26	$0.09

Diluted net income from continuing operations per common unit	$0.29	$0.20	$0.41	$0.09
Diluted net loss from discontinued operations per common unit	$(0.10)	$—	$(0.15)	$—
Diluted net income per common unit	$0.19	$0.20	$0.26	$0.09

Weighted average common units outstanding - basic	22,697	23,909	22,684	23,245
Weighted average common units outstanding - diluted	53,718	54,927	22,684	23,245

The table below summarizes our financial results by operating segment margin for the three and nine months ended September 30, 2013 and 2014 (in thousands):

	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
Operating Results					Three Months		Nine Months
(in thousands)	2013	2014	2013	2014	$	%	$	%
Operating Margin, excluding depreciation and amortization
Crude oil terminalling and storage operating margin	$6,625	$3,949	$20,772	$14,766	(2,676)	(40)%	(6,006)	(29)%
Crude oil pipeline services operating margin	7,338	5,520	8,804	7,773	(1,818)	(25)%	(1,031)	(12)%
Crude oil trucking and producer field services operating margin	2,291	1,090	6,986	5,102	(1,201)	(52)%	(1,884)	(27)%
Asphalt services operating margin	12,258	12,075	30,413	30,027	(183)	(1)%	(386)	(1)%
Total operating margin, excluding depreciation and amortization	$28,512	$22,634	$66,975	$57,668	(5,878)	(21)%	(9,307)	(14)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash impairment charges and non-cash equity based compensation expenses. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Net income	$10,541	$11,271	$22,729	$18,783
Interest expense	1,897	1,640	9,188	8,325
Income taxes	285	116	451	351
Depreciation and amortization	6,078	6,571	17,811	19,342
Asset impairment expense	5,855	—	5,855	—
Non-cash equity-based compensation	634	590	1,677	1,632
Other non-cash expenses	723	—	723	—
Adjusted EBITDA	$26,013	$20,188	$58,434	$48,433
Cash interest expense	(1,707)	(2,511)	(6,376)	(6,809)
Cash tax expense	(6)	(9)	(336)	(522)
Maintenance capital expenditures, net of reimbursable expenditures	(6,916)	(1,809)	(13,268)	(4,389)
Eagle North loan amortization	—	—	(521)	—
Distributable Cash Flow	$17,384	$15,859	$37,933	$36,713

Distribution declared (1)	$8,441	$10,113	$25,134	$27,499
Distribution coverage ratio	2.1	1.6	1.5	1.3
_______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (in thousands):

	Three Months ended September 30,		Nine Months ended September 30,		Favorable/(Unfavorable)
Operating Results					Three Months		Nine Months
(in thousands)	2013	2014	2013	2014	$	%	$	%
Total operating margin, excluding depreciation and amortization	$28,512	$22,634	$66,975	$57,668	(5,878)	(21)%	(9,307)	(14)%
Depreciation and amortization on continuing operations	(5,975)	(6,571)	(17,533)	(19,342)	(596)	(10)%	(1,809)	(10)%
General and administrative expenses	(4,649)	(4,267)	(13,806)	(13,124)	382	8%	682	5%
Asset impairment expense	(123)	—	(123)	—	123	100%	123	100%
Gain on sale of assets	598	808	722	1,780	210	35%	1,058	147%
Operating income:	$18,363	$12,604	$36,235	$26,982	(5,759)	(31)%	(9,253)	(26)%

Investor Conference Call

The Partnership will discuss third quarter 2014 results during a conference call on Thursday, November 6, 2014 at 2:00 p.m. CDT (3:00 p.m. EDT). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference call by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 30 days, and a recording will be available by phone for 14 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both call-in numbers is 10055255.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, the Partnership’s exposure to the credit risk of its third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 920 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.0 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900